EXHIBIT 23.1

Consent of Independent Accountants

The Board of Directors

Mid-America Apartment Communities, Inc.

We consent to incorporation by reference in the registration statement (No. 33-941416) on Form S-8 and the registration statements (Nos. 333-82526, 333-71315, 333-60285 and, 333-570309) on Form S-3 of Mid-America Apartments Communities, Inc. of our report dated February 10, 2003, except as to paragraphs 1, 3, 17 and 25 of note 1, paragraphs 8 and 9 of note 3, note 9 and note 12 which are as of January 20, 2004, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc.

KPMG LLP

Memphis, Tennessee

February 3, 2004